Certificate of Amendment of the Certificate of Incorporation of
                            THE TREASURE CACHE, INC.
                under Section 805 of the Business Corporation Law


IT  IS  HEREBY  CERTIFIED  THAT:

(1)  The  Name  of  the  corporation  is:  THE  TREASURE  CACHE,  INC.

(2) The certificate of incorporation was filed by the department of state on the 14th day of April, 1992.

(3) The certificate of incorporation of this corporation is hereby amended to effect the following change:

As to the aggregate number of shares which the corporation shall have the authority to issue, paragraph FOURTH is amended to read as follows:

FOURTH: The Aggregate number of shares which the corporation shall have the authority to issue is Ten Million (10,000,000) with a par value of $.0012, immediately following a One (1) for Twelve (12) reverse stock split which was effected on September 30, 1999, reducing the number of issued and outstanding shares from Eight Million Five Hundred Eighty Three Thousand Three Hundred Two (8,583,302) to Seven Hundred Fifteen Thousand Two Hundred Seventy Five (715,275).

(4) The amendment to the certificate of incorporation was authorized: first, by the vote of the board of directors.
       and then at a meeting of shareholders by vote of a majority of all the outstanding shares entitled to vote thereon.

IN WITNESS WHEREOF, this certificate has been subscribed this 9th day of August 1994 by the undersigned who affirm(s) that the statements made herein are true under the penalties of perjury.

RICHARD  A.  SIMEONE         PRESIDENT,  SHAREHOLDER  /s/  Richard  A.  Simeone
RANDY  G.  ROMANO             SECRETARY,  SHAREHOLDER  /s/  Randy  G.  Romano